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                              PUBLIC STORAGE, INC.
          Exhibit 11 - Statement Re: Computation of Earnings Per Share




                                                                 For the three months ended            For the six months ended
                                                                          June 30,                             June 30,
Primary Earnings Per Share:                                        1996               1995                1996              1995
- ---------------------------                                     ----------          ----------         ----------        ----------

Net income                                                        $37,739            $16,551            $70,080           $29,751



Less: Preferred Stock dividends:
   10% Cumulative Preferred Stock, Series A                        (1,141)            (1,141)            (2,282)           (2,282)
   9.20% Cumulative Preferred Stock, Series B                      (1,372)            (1,372)            (2,744)           (2,744)
   Variable Rate Preferred Stock, Series C                           (542)              (629)            (1,048)           (1,279)
   9.50% Cumulative Preferred Stock, Series D                        (713)              (713)            (1,426)           (1,426)
   10.0% Cumulative Preferred Stock, Series E                      (1,372)            (1,372)            (2,744)           (2,286)
   9.75% Cumulative Preferred Stock, Series F                      (1,402)              (919)            (2,803)             (919)
   8.875% Cumulative Preferred Stock, Series G                     (3,827)                 -             (7,825)                -
   8.45% Cumulative Preferred Stock, Series H                      (3,565)                 -             (6,219)                -
   8.25% Convertible Preferred Stock                               (1,171)            (1,186)            (2,355)           (2,372)
   Mandatory Convertible Participating Preferred Stock               (875)                 -             (1,700)                -
   Series CC                                                       (1,916)                 -             (1,916)                -
                                                                ----------          ----------         ----------        ----------
       Total preferred dividends                                  (17,896)            (7,332)           (33,062)          (13,308)
                                                                ----------          ----------         ----------        ----------

Net income allocable to common shareholders                       $19,843             $9,219            $37,018           $16,443
                                                                ==========          ==========          =========        ==========

Weighted Average common and common equivalent shares
- ----------------------------------------------------
   outstanding:
   ------------

Weighted average common shares outstanding                         73,306             34,666            72,518             32,616



Net effect of dilutive stock options - based on
   treasury stock method using average market price                   231                126               231                 92
                                                                ----------          ----------         ----------        ----------
         Total                                                     73,537             34,792            72,749             32,708
                                                                ==========          ==========          =========        ==========

Primary earnings per common and common equivalent share             $0.27              $0.26             $0.51              $0.50
                                                                ==========          ==========          =========        ==========
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                                   Exhibit 11
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



                                                         For the three months ended            For the six months ended
                                                                  June 30,                             June 30,
                                                         --------------------------            ------------------------
Fully-diluted Earnings per Common and
  Common Equivalent Share:                                    1996                1995              1996                1995
  ------------------------                               --------------      --------------    --------------      --------------



Net income allocable to common shareholders per
   Primary calculation above                                 $19,843            $9,219           $37,018             $16,443



Add dividends paid to holders of Convertible
  Preferred Stocks:
    * 8.25% Convertible Preferred Stock                        1,171             1,186             2,355               2,372
    * Mandatory Convertible Participating
      Preferred Stock                                            875                 -             1,700                   -
    * Series CC Preferred Stock                                1,916                 -             1,916                   -
                                                         --------------      --------------    --------------      --------------


Net income allocable to common shareholders for
   purposes of determining Fully-diluted Earnings
   per Common and Common Equivalent Share                    $23,805           $10,405           $42,989             $18,815
                                                         ==============      ==============    ==============      ==============


Weighted average common and common
   equivalent shares outstanding                              73,537            34,792            72,749              32,708


Proforma  weighted  average  common shares
  assuming  conversion of  Convertible Preferred
  Stock:
    * 8.25% Convertible Preferred Stock                       3,847             3,872             3,860               3,872
    * Mandatory Convertible Participating
      Preferred Stock                                         1,346                 -             1,477                   -
    * Series CC Preferred Stock                               2,064                 -             1,032                   -
                                                         --------------      --------------    --------------      --------------



Weighted average common and common
  equivalent shares for purposes of computation
  of Fully-diluted Earnings per Common
  and Common Equivalent Share                                80,794            38,664            79,118              36,580
                                                         ==============      ==============    ==============      ==============

Fully-diluted Earnings per Common and
Common Share(1)                                               $0.29             $0.26             $0.54                $0.50
                                                         ==============      ==============    ==============      ==============

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(1)  Such amounts are anti-dilutive and are not presented in the Company's consolidated financial statements.

     In addition, the Company has 7,000,000 shares of Class B Common Stock which are convertible into shares of the Company's Common Stock subject to certain contingencies such as the passage of time and the attainment of certain earnings milestone by the Company. The assumption of such earnings and the pro forma conversion of the Class B Common Stock into Common Stock in the above computations would have resulted in an increase in the fully-diluted earnings per common share, and accordingly, is anti-dilutive.

                                   Exhibit 11